Exhibit 99.1

LPL FINANCIAL ANNOUNCES COMMON STOCK DISTRIBUTIONS
BY ORIGINAL PRIVATE EQUITY SPONSORS
Hellman & Friedman to Complete Exit; TPG to Reduce Ownership

BOSTON, MA, August 14, 2013 - LPL Financial LLC, the nation's largest independent broker-dealer,* a leading RIA custodian, and a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company” or “LPL Financial”), today announced that Hellman & Friedman, one of the Company's original private equity sponsors, has elected to distribute the remainder of its overall holdings, 12.6 million shares of the Company's common stock, to its partners.

In addition, LPL Financial's other original private equity sponsor, TPG, will distribute a portion of its overall holdings in the Company to its partners, following which TPG and its affiliates will have approximately a 17% stake in the Company. Both firms have been investors in LPL Financial since 2005, and had a combined ownership of 61% of the Company's outstanding shares at the time of its IPO in 2010.

“The ongoing reduction of Hellman & Friedman and TPG's respective ownership stakes has been a natural and expected part of LPL Financial's maturation as a publicly traded corporation. Both firms have been exceptional partners since their original investments in our Company,” said LPL Financial Chairman and CEO Mark Casady. “These latest distributions underscore how far LPL Financial has come since their initial investment. We are well positioned going forward due to the strength of our business model and industry leadership position.”

Hellman & Friedman is distributing 12.6 million shares to its partners, while TPG will distribute 4.0 million Company shares. The total distribution of 16.6 million shares, which is expected to occur on August 15, 2013, represents approximately 16% of total shares outstanding. Hellman & Friedman and TPG have previously completed similar distributions, most recently distributing an aggregate of 12.5 million shares to their respective partners in May 2013.

As a result of the distribution, Hellman & Friedman is relinquishing its two seats on the LPL Financial board of directors, consistent with the terms of the shareholders' agreement among the parties. The two LPL Financial board members affiliated with Hellman & Friedman - Allen Thorpe and Jeffrey Goldstein - are resigning from the board, effective upon completion of the distribution.

“I want to thank Allen and Jeffrey for their contribution and support over the past seven years,” Casady said.

The Company also expects to continue its stock buyback program, under which $198 million remains authorized for share repurchase, Casady added. To date, the Company has repurchased more than 11.8 million shares since the IPO.

Forward-Looking Statements
Statements in this press release, including certain statements regarding the Company's future share repurchases, the distribution of shares of the Company's common stock by Hellman & Friedman and/or TPG, as well as any other statements that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's expectations as of August 14, 2013. For example, the forward-looking statements regarding future share repurchases are based on the expectation, among others, that the Company will generate sufficient cash flow to warrant future share repurchases. Forward-looking statements are not guarantees and should not be regarded as a representation by the Company. Important factors that may cause such differences include: the Company's future liquidity and working capital requirements; alternative short- and long-term uses of capital; the price and availability of shares of the Company's common stock; trading volumes; corporate and regulatory considerations, including the Company's right to discontinue repurchases at any time; general market and economic conditions and such other factors as the Company may deem relevant, including those set forth in the Company's Annual Report on Form 10-K for the period ended December 31, 2012 and subsequent filings with the Securities and Exchange Commission. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future developments or otherwise, even if the Company's expectations change, and you should not rely on those statements as representing the Company's view as of any date subsequent to August 14, 2013.

About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer,* a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,400 financial advisors and approximately 700 financial institutions. In addition, LPL Financial supports more than 4,600 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 3,000 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

*Based on total revenues, Financial Planning magazine, June 1996-2013

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LPLA-C

Media Relations	Investor Relations
Betsy Weinberger	Trap Kloman
LPL Financial	LPL Financial
Phone: (858) 900-7122	Phone: (617) 897-4574
Email: betsy.weinberger@lpl.com	Email: investor.relations@lpl.com